Exhibit 99.1

REVA Announces ReZolve2 Clinical Trial Initiation

San Diego, California (Thursday, March 28, 2013, PDT) REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to announce that it has initiated patient enrollment with its ReZolve®2 bioresorbable sirolimus-eluting coronary scaffold.

ReZolve2 is a polymer scaffold designed to provide all of the proven benefits of a metal drug-eluting stent, with the advantage of fully resorbing from the body after it is no longer needed and allowing the artery to return to its natural function. REVA will evaluate the safety and performance of ReZolve2 in up to 125 patients at multiple centers in Australia, Brazil, Europe, and New Zealand to provide the data needed to apply for European CE Marking. The CE Mark allows for commercial sales in Europe and other countries that recognize the mark.

The first patient implants were performed by Dr. Alexandre Abizaid, Chief of Coronary Interventions at the Instituto Dante Pazzanese de Cardiologia in Sao Paulo, Brazil, and his team. Dr. Abizaid is a renowned interventional cardiologist and the principal investigator for REVA’s previous clinical trial of its bioresorbable scaffold, ReZolve, which was initiated in December 2011.

“We were pleased with the outcome of the procedures and saw a noticeable improvement in the deliverability of the ReZolve2 scaffold as compared to the original ReZolve device,” commented Dr. Abizaid. “The improved deliverability, together with the x-ray visibility of the ReZolve2 scaffold, proved to be excellent features of the product. We are excited to be involved in the clinical evaluation of this newest bioresorbable scaffold technology.”

Commenting on the initiation of patient enrollments, REVA’s Chairman and CEO, Bob Stockman said, “We are most appreciative to Dr. Abizaid and his team to lead the trial efforts of our newest product. ReZolve2 ushers in what we believe to be the most advanced technology in fully bioresorbable drug-eluting scaffolds. Now that the clinical evaluation of ReZolve2 is underway, we look forward to providing trial updates in the months ahead.”

About REVA

REVA is a development stage medical device company incorporated in Delaware, USA, that is focused on the development and eventual commercialization of its proprietary bioresorbable stent products. The ReZolve® product family, which is in a clinical study phase, combines REVA’s proprietary stent design with a proprietary polymer that is metabolized and cleared from the body. REVA’s anticipated commercial product, the ReZolve2 scaffold, is

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777

REVA Medical, Inc.	Page 2

designed to offer full x-ray visibility, clinically relevant sizing, and a controlled and safe resorption rate. In addition, by early encapsulation of the stent in the artery tissue coupled with the loss of scaffold structure over time, the ReZolve2 scaffold may reduce the incidence of late forming blood clots or otherwise reduce long-term disease progression, potential benefits of bioresorbable scaffolds that have yet to be proven. REVA will require clinical results and regulatory approval before it can begin selling the ReZolve2 scaffold.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to obtain the regulatory approvals required to market our ReZolve® scaffold, our ability to timely and successfully complete our clinical trials, our ability to protect our intellectual property position, our ability to commercialize our products if and when approved, our ability to develop and commercialize new products, and our estimates regarding our capital requirements and financial performance, including profitability. You should not place undue reliance on these forward-looking statements. Although management believes these forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in the forward-looking statements, which risks and uncertainties are described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on February 27, 2013. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia

Investor and Media Enquiries: Cheryl Liberatore Director, Investor Relations and Marketing REVA Medical, Inc. +1 858 966-3045	Investor Enquiries: Kim Jacobs Inteq Limited +61 2 9231 3322

Media Enquiries: Haley Price or Rebecca Wilson Buchan Consulting +61 3 9866 4722

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777